                                                     REGISTRATION NOS. 33-50049,
                                                     33-50049-01, 33-19226
                                                     AND 33-19226-01
                                                     FILING UNDER RULE 424(b)(5)

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 3, 1995
    [LOGO]
                                  $300,000,000
                         U S WEST CAPITAL FUNDING, INC.
                        6 3/4% NOTES DUE OCTOBER 1, 2005
                    UNCONDITIONALLY GUARANTEED AS TO PAYMENT
                          OF PRINCIPAL AND INTEREST BY
                                 U S WEST, INC.
                                   ---------

    Interest on the Notes is payable on April 1 and October 1 of each year, commencing April 1, 1996. The Notes are not redeemable at the option of U S WEST Capital Funding, Inc. ("Capital Funding") and are not entitled to a sinking fund. The Notes will be unconditionally guaranteed (the "Guarantees") as to payment of principal and interest by Capital Funding's corporate parent, U S WEST, Inc. ("U S WEST"). The Notes will be represented by global notes registered in the name of a nominee of The Depository Trust Company, as Depositary (the "Depositary"). Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by participants of the Depositary. Except in the limited circumstances described herein, Notes in certificated form will not be issued in exchange for the global notes. Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity will therefore settle in immediately available funds. All payments of principal and interest will be made by Capital Funding in immediately available funds. See "Description of the Notes".
                                ----------------
THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS   THE
   SECURITIES    AND   EXCHANGE   COMMISSION    OR   ANY   STATE   SECURITIES
    COMMISSION   PASSED   ON    THE   ACCURACY   OR    ADEQUACY   OF    THIS
     PROSPECTUS   SUPPLEMENT  OR  THE  PROSPECTUS   TO  WHICH  IT  RELATES.
              ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

                                               INITIAL PUBLIC          UNDERWRITING            PROCEEDS TO
                                              OFFERING PRICE(1)         DISCOUNT(2)       CAPITAL FUNDING(1)(3)
                                            ---------------------  ---------------------  ---------------------
Per Note..................................         99.890%                 .650%                 99.240%
Total.....................................      $299,670,000            $1,950,000            $297,720,000

----------------
(1)  Plus accrued interest, if any, from October 6, 1995.
(2) Capital Funding and U S WEST have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3)  Before deducting estimated expenses of $175,000 payable by Capital Funding.

                                ----------------

    The Notes are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about October 6, 1995 against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.
        LEHMAN BROTHERS
                MERRILL LYNCH & CO.
                      MORGAN STANLEY & CO.
                                       INCORPORATED
                                                            SALOMON BROTHERS INC
                                   ---------

           The date of this Prospectus Supplement is October 3, 1995.

    THE FOLLOWING INFORMATION CONCERNING U S WEST, CAPITAL FUNDING, THE NOTES AND THE GUARANTEES SUPPLEMENTS, AND SHOULD BE READ IN CONJUNCTION WITH, THE INFORMATION CONTAINED IN THE ACCOMPANYING PROSPECTUS. CAPITALIZED TERMS NOT OTHERWISE DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE ACCOMPANYING PROSPECTUS.

                                 U S WEST, INC.

    U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). The Communications Group provides regulated communications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington and Wyoming (collectively, the "Communications Group Region"). The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally, (ii) domestic and international wireless communications network businesses and (iii) domestic and international multimedia content and services businesses.

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST and has no independent operations.

                                USE OF PROCEEDS

    Capital Funding will apply the net proceeds from the sale of the Notes primarily to the repayment of a portion of its commercial paper indebtedness, though some of such proceeds may also be used for loans to U S WEST and affiliates of U S WEST for general corporate purposes. For the fiscal year ended December 31, 1994, Capital Funding's commercial paper carried a weighted average interest cost of 4.78%. For the six months ended June 30, 1995, Capital Funding's commercial paper carried a weighted average interest cost of 6.11%.

                                ----------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 U S WEST, INC.
                             SUMMARY FINANCIAL DATA

    The summary financial data below should be read in conjunction with the financial statements and notes thereto included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus. The summary financial data at December 31, 1994, 1993, 1992, 1991 and 1990 and for each of the five years ended December 31, 1994 are derived from the consolidated financial statements of U S WEST which have been audited by Coopers & Lybrand L.L.P., independent certified public accountants. See "Experts." The summary financial data at June 30, 1995 and 1994 and for the six months ended June 30, 1995 and 1994 are derived from the unaudited consolidated financial statements of U S WEST, which have been prepared on the same basis as U S WEST's audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these periods.

                                                 SIX MONTHS ENDED
                                                     JUNE 30,                      YEAR ENDED DECEMBER 31,
                                               --------------------  ----------------------------------------------------
                                                 1995       1994       1994         1993      1992      1991      1990
                                               ---------  ---------  ---------     -------  --------  --------  ---------
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
FINANCIAL DATA
Sales and other revenues.....................     $5,722     $5,349     $10,953    $10,294  $  9,823  $  9,528  $   9,369
Income from continuing operations (1)........        648        699      1,426         476     1,076       840      1,145
Net income (loss) (2)........................        648        699      1,426      (2,806)     (614)      553      1,199
Total assets.................................     $24,193    $21,193    $23,204    $20,680  $ 23,461  $ 23,375  $  22,160
Total debt (3)...............................      8,990      7,231      7,938       7,199     5,430     5,969      5,147
Shareowners' equity..........................      7,679      6,597      7,382       5,861     8,268     9,587      9,240
Earnings per common share (continuing
 operations) (1).............................       1.37       1.56       3.14        1.13      2.61      2.09       2.97
Earnings (loss) per common share.............       1.37       1.56       3.14       (6.69)    (1.49)     1.38       3.11
Return on common shareowners' equity (4).....       17.0%      22.1%      21.6%      --         14.4%      5.7%      13.7%
Percentage of debt to total capital (3)......       53.9%      52.3%      51.8%       55.1%     39.6%     38.4%      35.8%
Capital expenditures (3).....................     $1,365     $1,227     $2,820     $ 2,441  $  2,554  $  2,425  $   2,217
OPERATING DATA
EBITDA (5)...................................     $2,451     $2,287     $4,559     $ 4,228  $  3,963  $  3,920  $   3,889
Telephone network access lines in service
 (thousands).................................     14,518     14,009     14,336      13,843    13,345    12,935     12,562
Billed access minutes of use (millions)......     28,058     25,630     52,275      48,123    44,369    41,701     38,832
Cellular subscribers.........................  1,165,000    738,000    968,000     601,000   415,000   300,000    219,000
Cable television basic subscribers served....    509,000    473,000    486,000       --        --        --        --
Employees....................................     61,448     61,320     61,505      60,778    63,707    65,829     65,469
Number of common shareowners.................    798,009    831,620    816,099     836,328   867,773   899,082    935,530
Weighted average common shares outstanding
 (thousands).................................    469,490    449,024    453,316     419,365   412,518   401,332    386,012

------------------------
(1) 1995 first six months income includes a gain of $49 ($.10 per share) on the sales of rural telephone exchanges. 1994 first six months income includes a gain of $31 ($.07 per share) on the sales of rural telephone exchanges and a gain of $41 ($.09 per share) on the sale of U S WEST's paging unit. 1994 income from continuing operations includes a gain of $105 ($.23 per share) on the sale of 24.4 percent of U S WEST's joint venture interest in cable television/telephone operations in the United Kingdom (TeleWest Communications plc), a gain of $41 ($.09 per share) on the sale of U S WEST's paging unit and a gain of $51 ($.11 per share) on the sales of certain rural telephone exchanges. 1993 income from continuing operations was reduced by a restructuring charge of $610 ($1.46 per share) and $54 ($.13 per share) for the cumulative effect on deferred taxes of the 1993 federally mandated increase in income tax rates. 1991 income from continuing operations was reduced by a restructuring charge of $230 ($.57 per share).
(2) 1993 net income was reduced by extraordinary charges of $3,123 ($7.45 per share) for the discontinuance of Statement of Financial Accounting
     Standards ("SFAS") No. 71 and $77 ($.18 per share) for the early extinguishment of debt. 1993 net income also includes a charge of $120 ($.28 per share) for U S WEST's decision to discontinue the operations of its capital assets segment. 1992 income includes a charge of $1,793 ($4.35 per share) for the cumulative effect of change in accounting principles. Discontinued operations provided net income (loss) of $38 ($.09 per share), $103 ($.25 per share), $(287) ($.71 per share) and $54 ($.14 per share) in
     1993, 1992, 1991 and 1990, respectively.
(3) Capital expenditures, debt and the percentage of debt to total capital exclude discontinued operations.
(4) 1993 return on shareowners' equity is not presented. Return on shareowners' equity for fourth quarter 1993 was 19.9 percent based on income from continuing operations. 1992 return on shareowners' equity is based on income before the cumulative effect of change in accounting principles.
(5) Earnings before interest, taxes, depreciation and amortization ("EBITDA"). EBITDA excludes gains on sales of assets, restructuring charges and other income. U S WEST considers EBITDA an important indicator of the operational strength and performance of its businesses. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator of the performance of U S WEST's businesses or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles.

                              RECENT DEVELOPMENTS

    THE RECAPITALIZATION PLAN. U S WEST has announced a plan (the "Recapitalization Plan") to create two classes of common stock that are intended to reflect separately the performance of the Communications Group and the Media Group and to change the state of incorporation of U S WEST from Colorado to Delaware. Under the Recapitalization Plan, each outstanding share of Common Stock of U S WEST will be converted into one share of U S WEST Communications Group Common Stock, which is intended to reflect separately the performance of the Communications Group, and one share of U S WEST Media Group Common Stock, which is intended to reflect separately the performance of the Media Group.

    The Recapitalization Plan would enable U S WEST to report the results of the Media Group separately from the results of the Communications Group and thereby give stockholders a better understanding of these businesses without diminishing the benefits of remaining a single corporation. Investors would be afforded the ability to invest in either or both stocks depending upon their investment objectives. The Recapitalization Plan will require the approval of U S WEST's shareholders. U S WEST expects to seek such approval at a special meeting of shareholders to be held in the fall of 1995. The Recapitalization Plan will not affect the offer and sale of the Notes or the ability of U S WEST to issue the Guarantees. In addition, the Recapitalization Plan will not result in the transfer of any assets from U S WEST or any of its subsidiaries or alter the legal nature of U S WEST's obligations to its creditors, including its obligations under the Guarantees. Creditors of U S WEST, including the holders of Notes, will continue to benefit from the cash flow of the subsidiaries comprising both the Communications Group and the Media Group, subject to the satisfaction of obligations by such subsidiaries.

    The Recapitalization Plan is not expected to have any adverse impact on U S WEST's credit rating. However, in connection with the Media Group's growth strategy, U S WEST from time to time engages in discussions regarding acquisitions. U S WEST may fund any such acquisitions, if consummated, with internally generated funds, debt or equity. The incurrence of indebtedness to fund such acquisitions and/or the assumption of indebtedness in connection with such acquisitions could result in a downgrading of U S WEST's credit rating and, as a result, have an adverse effect upon the market value of the Notes.

    CABLE ACQUISITION. On December 6, 1994, U S WEST acquired Wometco Cable Corp. and the assets of Atlanta Cable Partners, L.P. and Georgia Cable Partners (the "Atlanta Cable Properties") for approximately $1.2 billion. Together, the Atlanta Cable Properties serve approximately 65% of the cable customers in the Atlanta, Georgia metropolitan area. U S WEST expects that it will offer local exchange services as well as multimedia services in the Atlanta area as a result of this acquisition. The Atlanta Cable Properties are included in the Media Group.

    WIRELESS  JOINT  VENTURES.    On  July  25,  1994,  AirTouch  Communications
("AirTouch") and U S WEST announced an agreement to combine their domestic cellular operations. This joint venture will have a presence in 9 of the top 20 cellular markets in the country and will form the third largest cellular company in the United States, with more than 54 million potential customers ("POPs"). The transaction is expected to close in the fourth quarter of 1995. By combining their domestic cellular operations, U S WEST and AirTouch will create opportunities for new cost efficiencies in equipment purchasing, information systems, distribution, marketing and advertising. Upon closing, each company's cellular operations initially will continue to operate as separately owned entities, but will report to a wireless management company, which will oversee both companies' domestic cellular operations and provide management and support services on a contract basis. The wireless management company will be managed by a committee comprised of the president and chief operating officer of AirTouch, three other AirTouch representatives, three representatives of U S WEST and one mutually agreed upon independent representative. AirTouch's initial equity ownership of this partnership will be approximately 70% and U S WEST's will be 30%. A merger of the two companies' domestic cellular operations will take place upon the earlier of July 25, 1998, the lifting of certain restrictions imposed on U S WEST in connection with the divestiture by AT&T Corp. of its local telephone businesses, or at any time at AirTouch's option. The agreement gives U S WEST strategic flexibility, including the right to exchange its interest in the joint venture for up to 19.9% of AirTouch common stock, with any excess amounts to be received in the form of AirTouch non-voting preferred stock. AirTouch and U S WEST also formed an equally owned partnership to bid on personal communications services ("PCS") licenses.

    In October 1994, a partnership between AirTouch and U S WEST and a partnership between Bell Atlantic Corporation ("Bell Atlantic") and NYNEX Corporation ("NYNEX") formed PCS Primeco, L.P. ("PCS Primeco") for the purpose of bidding on PCS licenses being auctioned by the Federal Communications Commission (the "FCC"). The objective of PCS Primeco is to build and operate PCS networks where its partners do not operate cellular networks, thus enabling them to establish a national wireless network. In the FCC auction, which concluded in March 1995, PCS Primeco was awarded PCS licenses in 11 markets covering 57 million POPs, including licenses in Chicago, Dallas, Tampa, Houston, Miami and New Orleans. PCS Primeco will be governed by an executive committee made up of three Bell Atlantic-NYNEX representatives and three AirTouch-U S WEST representatives. The four companies also formed a partnership to develop a national branding and marketing strategy and a common "look and feel" for wireless customers. The cellular properties of AirTouch and U S WEST will not be merged with those of Bell Atlantic and NYNEX. U S WEST's wireless interests are included in the Media Group.

                           CAPITALIZATION OF U S WEST

    The following table sets forth the unaudited consolidated capitalization of U S WEST at June 30, 1995, and as adjusted to reflect the application of the estimated net proceeds from the sale of the Notes. See "Use of Proceeds." The table should be read in conjunction with U S WEST's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                                    AT JUNE 30, 1995
                                                              ----------------------------
                                                              ACTUAL (1)   AS ADJUSTED (1)
                                                              ----------   ---------------
                                                                 (DOLLARS IN MILLIONS)
Short-term borrowings.......................................   $ 4,364         $ 2,992(2)
                                                              ----------   ---------------
                                                              ----------   ---------------
Long-term borrowings........................................   $ 4,626         $ 5,426(2)
                                                              ----------   ---------------
Guaranteed minority interest in trust holding subordinated
 debentures of subsidiary...................................   $ --            $   600(2)
                                                              ----------   ---------------
Preferred stock subject to mandatory redemption.............   $    51         $    51
                                                              ----------   ---------------
Common shareholders' equity:
    Common shares -- no par, 2,000,000,000 authorized;
     470,722,738 outstanding................................     8,123           8,123
    Cumulative deficit......................................      (282)           (282)
    LESOP guarantee.........................................      (157)           (157)
    Foreign currency translation adjustment.................        (5)             (5)
                                                              ----------   ---------------
Total common shareholders' equity...........................     7,679           7,679(3)
                                                              ----------   ---------------
Total capitalization........................................   $12,356         $13,756(2)(3)
                                                              ----------   ---------------
                                                              ----------   ---------------

------------------------
(1) Does not give effect to the shares of common stock, without par value, of U S WEST ("Common Stock"), that may be issued upon exercise of options to purchase 2,021,149 shares of Common Stock that were exercisable at June 30, 1995 under U S WEST's stock option plans or upon conversion of U S WEST's Liquid Yield Option Notes due 2011 ("LYONs") into up to 9,633,826 shares of Common Stock (based on the number of options and LYONs outstanding at June 30, 1995).

(2) Gives effect to the issuance by affiliates of U S WEST on September 11, 1995 of $600 million of 7.96% Trust Originated Preferred Securities (the "Preferred Securities") and on September 15, 1995 of $250 million 6 5/8% Notes Due 2005 and $250 million 7 1/4% Debentures Due 2025, and the application of the net proceeds thereof to the reduction of short-term borrowings. The Preferred Securities will be shown on U S WEST's consolidated financial statements as a guaranteed minority interest in trust holding subordinated debentures of a subsidiary.

(3) The Recapitalization Plan, if implemented, will not affect the total common shareholders' equity or the total capitalization of U S WEST.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Notes will be issued as a separate series of Debt Securities under an Indenture, dated as of April 15, 1988 (the "Indenture"), among U S WEST, Capital Funding and First National Bank of Santa Fe, as trustee. The provisions of the Indenture are more fully described under "Description of Debt Securities and Guarantees" in the accompanying Prospectus, to which reference is hereby made. As of the date of this Prospectus Supplement, $215,000,000 aggregate principal amount of Debt Securities has been issued under the Indenture and $165,000,000 aggregate principal amount of such Debt Securities remains outstanding.

    The Notes will be limited to $300,000,000 aggregate principal amount and will mature on October 1, 2005. The Notes will bear interest at the rate per annum shown on the cover of this Prospectus Supplement from October 1, 1995 or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on April 1 and October 1 of each year, commencing April 1, 1996, to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the March 15 or September 15, as the case may be, next preceding such Interest Payment Date. The Notes will be issued in registered form in denominations of $1,000 and integral multiples thereof. Interest will be calculated on the basis of a 360-day year of twelve 30-day months. The Notes are not redeemable at the option of Capital Funding and are not entitled to a sinking fund. The Notes will be unconditionally guaranteed as to payment of principal and interest by U S WEST pursuant to the Guarantees. See "Description of Debt Securities and Guarantees -- Guarantees" in the accompanying Prospectus.

    Citibank, N.A. through its corporate trust office in the Borough of Manhatten in The City of New York (the "Paying Agent") will act as Capital Funding's paying agent with respect to the Notes. Payments of principal of and interest on the Notes will be made by Capital Funding through the Paying Agent to the Depositary. See "-- Book-Entry System."

BOOK-ENTRY SYSTEM

    The Depositary will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (the Depositary's nominee). One or more fully registered global Note certificates will be issued, representing an aggregate principal amount of $300,000,000, and will be deposited with the Depositary.

    The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Note.

    The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Purchases of Notes within the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Notes on the Depositary's records. The ownership interest of each actual purchaser of each Note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Notes. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

    To facilitate subsequent transfers, all the Notes deposited by Participants with the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Notes with the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Notes. The Depositary's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the Notes is limited, in those cases where a vote is required, neither the Depositary nor Cede & Co. will itself consent or vote with respect to Notes. Under its usual procedures, the Depositary would mail an Omnibus Proxy to Capital Funding as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

    Payments of principal of and interest on the Notes will be made to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Paying Agent, the Trustee, Capital Funding or U S WEST, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to the Depositary is the responsibility of Capital Funding, the Paying Agent or the
Trustee,   disbursement  of  such   payments  to  Direct   Participants  is  the
responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided herein, a Beneficial Owner in a global Note will not be entitled to receive physical delivery of Notes. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary to exercise any rights under the Notes.

    The Depositary may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to Capital Funding or the Paying Agent. Under such circumstances, in the event that a successor securities depository is not obtained, Note certificates are required to be printed and delivered. Additionally, Capital Funding may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor depositary) with respect to the Notes. In that event, certificates for the Notes will be printed and delivered.

    Settlement for the Notes will be made by the Underwriters in immediately available funds. So long as the Depositary continues to make its Same-Day Funds Settlement System available to Capital Funding, all payments of principal of and interest on the Notes will be made by Capital Funding in immediately available funds.

    Secondary trading in long-term notes, debentures and bonds of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

    The   information  in  this  section   concerning  the  Depositary  and  the
Depositary's book-entry system has been obtained from sources that Capital Funding and U S WEST believe to be reliable, but Capital Funding and U S WEST take no responsibility for the accuracy thereof.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Underwriting Agreement, Capital Funding has agreed to sell to each of the Underwriters named below (the "Underwriters"), and each of the Underwriters has severally agreed to purchase, the principal amount of the Notes set forth opposite its name below:

                                                                                        PRINCIPAL AMOUNT
                                     UNDERWRITER                                            OF NOTES
--------------------------------------------------------------------------------------  ----------------
Goldman, Sachs & Co...................................................................  $     60,000,000
Lehman Brothers Inc...................................................................        60,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated....................................        60,000,000
Morgan Stanley & Co. Incorporated.....................................................        60,000,000
Salomon Brothers Inc..................................................................        60,000,000
                                                                                        ----------------
    Total.............................................................................  $    300,000,000
                                                                                        ----------------
                                                                                        ----------------

    Under  the  terms  and  conditions   of  the  Underwriting  Agreement,   the
Underwriters are committed to take and pay for all of the Notes, if any are taken.

    The Underwriters propose to offer the Notes in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such price less a concession of 0.40% of the principal amount of the Notes. The Underwriters may allow, and such dealers may reallow, a concession not to exceed 0.25% of the principal amount of the Notes to certain brokers and dealers. After the Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

    The Notes are a new issue of securities with no established trading market. Capital Funding has been advised by the Underwriters that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

    Capital Funding and U S WEST have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Underwriters perform investment banking and other financial services for Capital Funding and certain of its affiliates in the ordinary course of business.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994, are incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    Certain legal matters relating to the Notes and the Guarantees will be passed upon for Capital Funding and U S WEST by Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153 and by Stephen E. Brilz, Senior Attorney and Assistant Secretary of U S WEST, Inc., and for the Underwriters by Brown & Wood, One World Trade Center, New York, New York 10048.

PROSPECTUS
                                (U S WEST Logo)
                                 $1,185,000,000

                         U S WEST CAPITAL FUNDING, INC.

                                DEBT SECURITIES

        UNCONDITIONALLY GUARANTEED AS TO PAYMENT OF PRINCIPAL, PREMIUM,
                            IF ANY, AND INTEREST, BY

                                 U S WEST, INC.

    U S WEST Capital Funding, Inc. ("Capital Funding") from time to time may offer its notes, debentures, or other debt securities (the "Debt Securities"), in one or more series, up to an aggregate principal amount of $1,185,000,000 (or its equivalent, based on the applicable exchange rate at the time of offering, in such foreign currencies, or units of two or more thereof as shall be designated by Capital Funding). Debt Securities may be issued in registered form without coupons, bearer form with coupons attached, or in the form of a Global Security. All Debt Securities will be unconditionally guaranteed as to payment of principal, premium, if any, and interest by U S WEST, Inc. ("U S WEST").

    When a particular series of Debt Securities is offered, a supplement to this Prospectus will be delivered (the "Prospectus Supplement") together with this Prospectus setting forth the terms of such Debt Securities, including, where applicable, the specific designation, aggregate principal amount, denominations, currency or currencies in which the principal, and premium, if any, and interest are payable, maturity, rate (which may be fixed or variable) and time of payment of interest, any terms for redemption or repurchase at the option of Capital Funding or the holder, any terms for sinking fund payments, the initial public offering price, the names of, and the principal amounts to be purchased by, underwriters and the compensation of such underwriters, any listing of the Debt Securities on a securities exchange, and the other terms in connection with the offering and sale of such Debt Securities.

    If an agent of Capital Funding or a dealer or an underwriter is involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the agent's commission or dealer's or underwriter's discount will be set forth in, or may be calculated from, the Prospectus Supplement. The net proceeds to Capital Funding from such sale will be the purchase price of such Debt Securities less such commission in the case of an agent, the purchase price of such Debt Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate net proceeds to Capital Funding from all the Debt Securities will be the purchase price of the Debt
Securities sold, less the aggregate of agents' commissions and dealers' and underwriters' discounts and other expenses of issuance and distribution. The net proceeds to Capital Funding from the sale of the Debt Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" for possible indemnification arrangements for any agents, dealers or underwriters.

                              -------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
    AND   EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION  NOR
       HAS  THE  SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY   STATE
           SECURITIES   COMMISSION  PASSED   UPON  THE   ACCURACY  OR
               ADEQUACY OF  THIS PROSPECTUS.  ANY  REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

                The date of this Prospectus is October 3, 1995.

                             AVAILABLE INFORMATION

    U S WEST is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information concerning U S WEST can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such reports, proxy statements and other information concerning U S WEST may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which shares of U S WEST's common stock are listed.

    U S WEST and Capital Funding have filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

    No separate financial statements of Capital Funding have been included herein. U S WEST does not consider that such financial statements would be material to holders of the Debt Securities because (i) Capital Funding is a direct wholly-owned subsidiary of U S WEST, a reporting company under the Exchange Act, (ii) Capital Funding does not have any independent operations but exists for the sole purpose of issuing debt securities guaranteed by U S WEST, and (iii) the obligations of Capital Funding under the Debt Securities are fully and unconditionally guaranteed by U S WEST. See "Description of Debt Securities and Guarantees."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by U S WEST with the Commission (File No. 1-8611) and are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1994, (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, (iii) Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, and (iv) Current Reports on Form 8-K dated January 19, 1995, April 10, 1995, April 18, 1995, May 23, 1995 (as amended by
Forms 8K/A filed on July 12, 1995 and August 24, 1995), June 20, 1995, July 28, 1995, September 22, 1995 and September 28, 1995.

    All documents filed by U S WEST pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date any such document is filed.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    U S WEST AND CAPITAL FUNDING WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS WHICH ARE INCORPORATED BY REFERENCE HEREIN, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS SHOULD BE DIRECTED TO THE TREASURER, U S WEST, INC., 7800 EAST ORCHARD ROAD, ENGLEWOOD, COLORADO 80111 (TELEPHONE NUMBER (303) 793-6500).
                              -------------------

                                 U S WEST, INC.

    U S WEST was incorporated in 1983 under the laws of the State of Colorado and has its principal executive offices at 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500). U S WEST is a diversified global communications company engaged in the telecommunications, cable, wireless communications and multimedia content and services businesses. U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). The Communications Group provides regulated communications services to more than 25 million residential and business customers in the states of Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Oregon, South Dakota, Utah, Washington, and Wyoming (collectively, the "Communications Group Region"). The Media Group is comprised of (i) cable and telecommunications network businesses outside the Communications Group Region and internationally,
(ii)  domestic and international wireless  communications network businesses and
(iii) domestic and international multimedia content and services businesses.

                         U S WEST CAPITAL FUNDING, INC.

    Capital Funding is a wholly-owned subsidiary of U S WEST and was incorporated under the laws of the State of Colorado in June 1986. Capital Funding was incorporated for the sole purpose of providing financing to U S WEST and its affiliates through the issuance of indebtedness guaranteed by U S WEST and has no independent operations. The principal executive offices of Capital Funding are located at 7800 East Orchard Road, Englewood, Colorado 80111 (telephone number (303) 793-6500).

                                USE OF PROCEEDS

    Capital Funding will apply the net proceeds from the sale of the Debt Securities to its general funds to be used for loans to U S WEST and affiliates of U S WEST, which will in turn use the funds for general corporate purposes, including acquisitions, the reduction of short-term and long-term borrowings, and for other business opportunities. The amount and timing of these loans will depend upon the future growth and financing requirements of U S WEST and its affiliates.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth the ratio of earnings to fixed charges from continuing operations of U S WEST for the periods indicated. For the purpose of calculating the ratio, earnings consist of income before income taxes and fixed charges. Fixed charges include interest on indebtedness (excluding discontinued operations) and the portion of rentals representative of the interest factor.

                                         SIX MONTHS
                                         ENDED JUNE
      YEAR ENDED DECEMBER 31,               30,
------------------------------------    ------------
1990    1991    1992    1993    1994    1994    1995
----    ----    ----    ----    ----    ----    ----
 4.07    3.11    3.85    2.38    4.85    4.98    4.09

    The 1993 ratio is based on earnings from continuing operations before extraordinary charges associated with the decision to discontinue accounting for the operations of U S WEST in accordance with SFAS No. 71 of $3.123 billion and the early extinguishment of debt of $77 million. The 1993 and 1991 ratios include restructuring charges of $1 billion and $364 million, respectively. Excluding the restructuring charges the 1993 and 1991 ratios of earnings to fixed charges would have been 4.22 and 3.75, respectively. The 1992 ratio is based on earnings before the cumulative effect of change in accounting principles which reduced net income by $1.793 billion.

                 DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

    The following description sets forth certain general terms and provisions of the Debt Securities and Guarantees to which any Prospectus Supplement may relate. The particular terms and provisions of the series of Debt Securities offered by a Prospectus Supplement and the extent to which such general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement relating to such series of Debt Securities.

    The Debt Securities are to be issued under an Indenture, dated as of April 15, 1988 (the "Indenture"), among U S WEST, Capital Funding and First National Bank of Santa Fe, as trustee (the "Trustee"). The following summaries of certain provisions of the Debt Securities, the Guarantees, and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Debt Securities, the Guarantees, and the Indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

    The Indenture does not limit the amount of Debt Securities which can be issued thereunder and additional debt securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by, or pursuant to a resolution of, Capital Funding's Board of Directors or by a supplemental indenture. Reference is made to the Prospectus Supplement for the following terms of the particular series of Debt Securities being offered hereby: (i) the title of the Debt Securities of the series; (ii) any limit upon the aggregate principal amount of the Debt Securities of the series; (iii) the date or dates on which the principal of the Debt Securities of the series will mature; (iv) the rate or rates (or manner of calculations thereof), if any, at which the Debt Securities of the series will bear interest, the date or dates from which any such interest will accrue and on which such interest will be payable, and, with respect to Debt Securities of the series in registered form, the record date for the interest payable on any interest payment date; (v) the place or places where the principal of and interest, if any, on the Debt Securities of the series will be payable; (vi) any redemption or sinking fund provisions; (vii) if other than the principal amount thereof, the portion of the principal amount of Debt Securities of the series which will be payable upon declaration of acceleration of the maturity thereof; (viii) whether the Debt Securities of the series will be issuable in registered or bearer form or both, any restrictions applicable to the offer, sale, or delivery of Debt Securities in bearer form ("bearer Debt Securities"), and whether and the terms upon which bearer Debt Securities will be exchangeable for Debt Securities in registered form ("registered Debt Securities") and vice versa; (ix) whether and under what circumstances Capital Funding will pay additional amounts on the Debt Securities of the series held by a person who is not a U.S. person (as defined below) in respect of taxes or similar charges withheld or deducted and, if so, whether Capital Funding will have the option to redeem such Debt Securities rather than pay such additional amounts; (x) whether the Debt Securities will be denominated or provide for payment in United States dollars or a foreign currency or units of two or more such foreign currencies; and (xi) any additional provisions or other special terms not inconsistent with the provisions of the Indenture, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Debt Securities of such series. (Section 2.01 and 2.02.) To the extent not described herein, principal, premium, if any, and interest will be payable, and the Debt Securities of a particular series will be transferable, in the manner described in the Prospectus Supplement relating to such series.

    Each series of Debt Securities will constitute unsecured and unsubordinated indebtedness of Capital Funding, and will rank on a parity with Capital Funding's other indebtedness, and will have the benefit of the Guarantees described herein. However, since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

    Debt Securities of any series may be issued as registered Debt Securities or bearer Debt Securities or both as specified in the terms of the series. Unless otherwise indicated in the Prospectus Supplement, Debt Securities will be issued in denominations of $1,000 and integral multiples thereof, and bearer Debt Securities will not be offered, sold, resold or delivered to U.S. persons in connection with their original issuance. For purposes of this Prospectus, "U.S. person" means a citizen, national, or resident of the United States, a corporation, partnership, or other entity created or organized in or under the laws of the United States, or any political subdivision thereof, or an estate or trust which is subject to United States federal income taxation regardless of its source of income.

    To the extent set forth in the Prospectus Supplement, except in special circumstances set forth in the Indenture, interest on bearer Debt Securities will be payable only against presentation and surrender of the coupons for the interest installments evidenced thereby as they mature at a paying agency of Capital Funding located outside of the United States and its possessions. (Section 2.05(c).) Capital Funding will maintain such an agency for a period of two years after the principal of such bearer Debt Securities has become due and payable. During any period thereafter for which it is necessary in order to conform to United States tax law or regulations, Capital Funding will maintain a paying agent outside the United States and its possessions to which the bearer Debt Securities may be presented for payment and will provide the necessary funds therefor to such paying agent upon reasonable notice. (Section 2.04)

    Bearer Debt Securities and the coupons related thereto will be transferable by delivery. (Section 2.08(e).)

    If appropriate, federal income tax consequences applicable to a series of Debt Securities will be described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in the form of one or more fully registered global securities (each a "Global Security") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged for Debt Securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary, or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

    So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as may be described in the Prospectus Supplement relating to such series, owners of beneficial interests in a Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

    The specific terms of the depositary arrangements with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

GUARANTEES

    U S WEST will unconditionally guarantee the due and punctual payment of the principal, premium, if any, and interest on the Debt Securities when and as the same shall become due and payable, whether at maturity, upon redemption, or otherwise. (Section 2.15.) The Guarantees will rank equally with all other unsecured and unsubordinated obligations of U S WEST. Since U S WEST is a holding company, the right of U S WEST and, hence, the right of creditors of U S WEST (including the holders of the Debt Securities) to participate in any distribution of the assets of any subsidiaries of U S WEST, whether upon liquidation, reorganization, or otherwise, is subject to prior claims of creditors of the subsidiary, except to the extent that claims of U S WEST itself as a creditor of a subsidiary may be recognized.

EXCHANGE OF SECURITIES

    To the  extent  permitted  by the  terms  of  a series  of  Debt  Securities authorized  to  be  issued  in  registered form  and  bearer  form,  bearer Debt
Securities may be exchanged for an equal aggregate principal amount of registered or bearer Debt Securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the bearer Debt Securities with all unpaid coupons relating thereto, at an agency of Capital Funding maintained for such purpose and upon fulfillment of all other requirements of such agent. (Section 2.08(b).) As of the date of this Prospectus, United States Treasury regulations do not permit exchanges of registered Debt Securities for bearer Debt Securities and, unless such regulations are modified, the terms of a series of Debt Securities will not permit registered Debt Securities to be exchanged for bearer Debt Securities.

LIENS ON ASSETS

    If at any time, Capital Funding mortgages, pledges, or otherwise subjects to any lien the whole or any part of any property or assets now owned or hereafter acquired by it, except as hereinafter provided, Capital Funding will secure the outstanding Debt Securities, and any other obligations of Capital Funding which may then be outstanding and entitled to the benefit of a covenant similar in effect to this covenant, equally and ratably with the indebtedness or obligations secured by such mortgage, pledge, or lien, for as long as any such indebtedness or obligation is so secured. The foregoing covenant does not apply to the creation, extension, renewal, or refunding of mortgages or liens created or existing at the time property is acquired, created within 180 days thereafter, or created for the purpose of securing the cost of construction and improvement of property, or to the making of any deposit or pledge to secure public or statutory obligations or with any governmental agency at any time required by law in order to qualify Capital Funding to conduct its business or any part thereof or in order to entitle it to maintain self-insurance or to obtain the benefits of any law relating to workers' compensation, unemployment insurance, old age pensions, or other social security, or with any court, board, commission, or governmental agency as security incident to the proper conduct of any proceeding before it. Nothing contained in the Indenture prevents any entity other than Capital Funding from mortgaging, pledging, or subjecting to any lien any of its property or assets, whether or not acquired from Capital Funding or U S WEST. (Section 4.03.)

AMENDMENT AND WAIVER

    Subject to certain exceptions, the Indenture may be amended or supplemented by Capital Funding, U S WEST, and the Trustee with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by the amendment or supplement (with each series voting as a class), or compliance with any provision may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such waiver (with each series voting as a class). However, without the consent of each Debt Securityholder affected, an amendment or waiver may not
(i) reduce the amount of Debt Securities whose holders must consent to an amendment or waiver; (ii) change the rate of or change the time for payment of interest on any Debt Security; (iii) change the principal of or change the fixed maturity of any Debt Security; (iv) waive a default in the payment of the principal of or interest on any Debt Security; (v) make any Debt Security payable in money other than that stated in the Debt Security; or (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security. (Section 9.02.) The Indenture may be amended or supplemented without the consent of any Debt Securityholder (i) to cure any ambiguity, defect, or inconsistency in the Indenture, the Debt Securities of any series or the Guarantees; (ii) to provide for the assumption of all the obligations of Capital Funding or U S WEST under the Debt Securities, any coupons related thereto, the Guarantees, and the Indenture by any corporation in connection with a merger, consolidation, transfer, or lease of Capital Funding's or U S WEST's property and assets substantially as an entirety, as provided for in the Indenture; (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Debt Securityholder; (v) to provide for the issuance of and establish the form and terms and conditions of a series of Debt Securities or the Guarantees endorsed thereon or to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or any series of Debt Securities; or (vi) to add to the rights of Debt Securityholders. (Section 9.01.)

MERGER

    Capital Funding or U S WEST may consolidate with or merger into, or transfer or lease its property and assets substantially as an entirety to, another entity if the successor entity is a corporation and assumes all the obligations, as the case may be, of Capital Funding, under the Debt Securities, and any coupons related thereto and the Indenture, or of U S WEST, under the Guarantees and the Indenture, and if, after giving effect to such transaction, a Default or Event of Default would not occur or be continuing. Thereafter, all such obligations of Capital Funding or U S WEST, as the case may be, shall terminate. (Sections 5.01 and 5.02.)

    The general provisions of the Indenture do not afford holders of the Debt Securities protection in the event of a highly-leveraged transaction, reorganization, merger or similar transaction involving U S WEST or Capital Funding that may adversely affect holders of the Debt Securities.

EVENTS OF DEFAULT

    The following events are defined in the Indenture as "Events of Default" with respect to a series of Debt Securities: (i) default in the payment of interest on any Debt Security of such series for 90 days; (ii) default in the payment of the principal of any Debt Security of such series; (iii) failure by Capital Funding or U S WEST for 90 days after notice to it to comply with any of its other agreements in the Debt Securities of such series, in the Indenture, in the Guarantees, or in any supplemental indenture; and (iv) certain events of bankruptcy or insolvency of Capital Funding or the Guarantor. (Section 6.01.) If an Event of Default occurs with respect to the Debt Securities of any series and is continuing, the Trustee or the holders of at least 25% in principal amount of all of the outstanding Debt Securities of that series may declare the principal (or, if the Debt Securities of that series are original issue discount Debt Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable. Upon such declaration, such principal (or, in the case of original issue discount Debt Securities, such specified amount) shall be due and payable immediately. (Section 6.02).

    Securityholders may not enforce the Indenture, the Debt Securities, or the Guarantees, except as provided in the Indenture. The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debt Securities. (Section 7.01.) Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of each series affected (with each series voting as a class) may direct the Trustee in its exercise of any trust power. (Section 6.05.) The Trustee may withhold from Debt Securityholders notice of any continuing default (except a default in payment of principal or interest) if it determines that withholding notice is in their interests. (Section 7.05.)

CONCERNING THE TRUSTEE

    U S WEST and certain of its affiliates, including Capital Funding, maintain banking relationships in the ordinary course of business with the Trustee. In addition, the Trustee and certain of its affiliates serve as trustee, authenticating agent, or paying agent with respect to certain debt securities of U S WEST and its affiliates.

                              PLAN OF DISTRIBUTION

GENERAL

    Capital Funding may sell the Debt Securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, (iv) through dealers, or (v) through a combination of any such methods of sale.

    The distribution of the Debt Securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed; (ii) at market prices prevailing at the time of sale; (iii) at prices related to such prevailing market prices; or (iv) at negotiated prices.

    Offers to purchase Debt Securities may be solicited directly by Capital Funding or by agents designated by Capital Funding from time to time. Any such agent, which may be deemed to be an underwriter, as that term is defined in the Securities Act, involved in the offer or sale of the Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Capital Funding to such agent will be set forth, in the Prospectus Supplement or the Pricing Supplement. Unless otherwise indicated in the Prospectus Supplement or the Pricing Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Agents may be customers of, engaged in transactions with, or perform services for, Capital Funding in the ordinary course of business.

    If an underwriter or underwriters are utilized in the sale, Capital Funding and U S WEST will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transactions will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Debt Securities.

    If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, Capital Funding will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale.

    Underwriters, dealers, agents, and other persons may be entitled, under agreements which may be entered into with Capital Funding and U S WEST, to indemnification against, or contribution with respect to, certain civil liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    The consolidated financial statements and the consolidated financial statement schedule included in U S WEST's Annual Report on Form 10-K for the year ended December 31, 1994, are incorporated herein by reference in reliance on reports of Coopers & Lybrand L.L.P., independent certified public accountants, given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

    Certain legal matters relating to the Debt Securities and the Guarantees to be offered hereby will be passed upon for Capital Funding and U S WEST by Stephen E. Brilz, Senior Attorney and Assistant Secretary of U S WEST, Inc., and for the agents or underwriters, if any, by Brown & Wood, One World Trade Center, New York, New York 10048.

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    NO  PERSON  HAS BEEN  AUTHORIZED  TO GIVE  ANY  INFORMATION OR  TO  MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                            ------------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                  PAGE
                                                ---------
U S WEST, Inc.................................        S-2
U S WEST Capital Funding, Inc.................        S-2
Use of Proceeds...............................        S-2
U S WEST, Inc. -- Summary Financial Data......        S-3
Recent Developments...........................        S-4
Capitalization of U S WEST....................        S-6
Description of the Notes......................        S-7
Underwriting..................................       S-10
Experts.......................................       S-10
Legal Opinions................................       S-10

                       PROSPECTUS

Available Information.........................          2
Incorporation of Certain Documents by
 Reference....................................          2
U S WEST, Inc.................................          3
U S WEST Capital Funding, Inc.................          3
Use of Proceeds...............................          3
Ratio of Earnings to Fixed Charges............          3
Description of Debt Securities and
 Guarantees...................................          4
Plan of Distribution..........................          7
Experts.......................................          8
Legal Opinions................................          8

                                  $300,000,000

                                    U S WEST
                             CAPITAL FUNDING, INC.

                                  6 3/4% NOTES
                              DUE OCTOBER 1, 2005

                        UNCONDITIONALLY GUARANTEED AS TO
                      PAYMENT OF PRINCIPAL AND INTEREST BY

                                 U S WEST, INC.

                                ---------------
                                     [LOGO]

                                ---------------

                              GOLDMAN, SACHS & CO.
                                LEHMAN BROTHERS
                              MERRILL LYNCH & CO.
                              MORGAN STANLEY & CO.
                                  INCORPORATED

                              SALOMON BROTHERS INC

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